Exhibit 99.1

Investor Update	Issue Date: July 9, 2014

This investor update provides guidance and certain forward looking statements about United Continental Holdings, Inc. (the “Company” or “UAL”). The information in this investor update contains preliminary financial and operational results for the Company for second quarter 2014.

Capacity

The Company’s second-quarter 2014 consolidated system available seat miles (“ASMs”) decreased an estimated 0.1% as compared to the same period in the prior year. UAL’s second-quarter 2014 consolidated domestic ASMs decreased approximately 1.8% and consolidated international ASMs increased an estimated 2.1% versus the second quarter of 2013.

Revenue

The Company’s second-quarter 2014 consolidated passenger revenue per available seat mile (“PRASM”) increased approximately 3.5 percent versus the second quarter of 2013. This is higher than the Company’s previous expectations due primarily to better than expected performance in the Pacific and Domestic regions.

The Company expects its second-quarter 2014 cargo revenue to be between $220 million and $240 million and expects its second-quarter 2014 other revenue to be between $1.10 billion and $1.12 billion.

Non-Fuel Expense

UAL expects its second-quarter consolidated cost per ASM (“CASM”), excluding profit sharing, fuel, third-party business expense and special charges, to be approximately flat year-over-year. The better than expected cost performance was driven by strong performance on cost savings initiatives and by the timing of certain expenses the Company now expects to incur in the second half of the year.

The Company expects to record approximately $215 million of third-party business expense in the second quarter 2014. Corresponding third-party business revenue associated with third-party business activities is recorded in other revenue. As of June 30, 2014, the Company ended its agreement to sell fuel to a third party, which will reduce other revenue and third-party business expense going forward.

Fuel Expense

UAL estimates its consolidated fuel price, including the impact of cash-settled hedges, to be between $3.06 and $3.11 per gallon for the second quarter 2014.

Non-Operating Expense

The Company estimates non-operating expense to be between $140 million and $160 million for the second quarter 2014.

The Company excludes non-cash gains/losses on fuel hedges from its non-operating expense and Non-GAAP earnings.

Profit Sharing and Share-Based Compensation

For 2014, the Company will pay approximately 10% of total adjusted earnings as profit sharing to employees for adjusted earnings up to a 6.9% adjusted pre-tax margin and approximately 14% for any adjusted earnings above that amount. Adjusted earnings for the purposes of profit sharing are calculated as GAAP pre-tax earnings, excluding special items, profit sharing expense and share-based compensation program expense. Share-based compensation expense for the purposes of the profit sharing calculation is estimated to be $43 million year to date through the second quarter 2014.

Capital Expenditures and Scheduled Debt and Capital Lease Payments

The Company expects between $860 million and $880 million of gross capital expenditures in the second quarter 2014, which is above its previous guidance. The difference versus prior guidance is attributable to payments originally scheduled for the third quarter 2014 which the Company elected to pay in the second quarter 2014. There is no impact to full year capital expenditure guidance as a result of these accelerated payments.

The Company expects debt and capital lease payments to total approximately $350 million in the second quarter 2014, higher than previous guidance due primarily to pre-payment of certain debt instruments.

Liquidity Position

UAL ended the second quarter 2014 with approximately $6.8 billion in unrestricted liquidity comprised of approximately $5.8 billion of unrestricted cash, cash equivalents and short-term investments and $1 billion in undrawn commitments under its revolving credit facility.

Company Update

Second-Quarter 2014 Operational Update

	Estimated 2Q 2014	Year-Over-Year % Change Higher/(Lower)
Capacity (Million ASMs)
Mainline Capacity
Domestic	26,967	(1.4%)
Atlantic	12,420	0.3%
Pacific	10,117	2.4%
Latin America	5,688	5.6%
Total Mainline Capacity	55,192	0.3%
Regional[1]	8,022	(2.7%)
Consolidated Capacity
Domestic System	34,706	(1.8%)
International System	28,508	2.1%
Total Consolidated Capacity	63,214	(0.1%)
Traffic (Million RPMs)
Mainline Traffic
Domestic	23,621	(0.5%)
Atlantic	10,434	0.6%
Pacific	8,306	0.6%
Latin America	4,740	8.6%
Total Mainline Traffic	47,101	0.8%
Regional Traffic[1]	6,799	(0.9%)
Consolidated Traffic
Domestic System	30,207	(0.6%)
International System	23,693	2.1%
Total Consolidated Traffic	53,900	0.6%
Load Factor
Mainline Load Factor
Domestic	87.6%	0.8	pts.
Atlantic	84.0%	0.3	pts.
Pacific	82.1%	(1.4	) pts.
Latin America	83.3%	2.3	pts.
Total Mainline Load Factor	85.3%	0.4	pts.
Regional Load Factor[1]	84.8%	1.6	pts.
Consolidated Load Factor
Domestic System	87.0%	1.0	pt.
International System	83.1%	0.0	pts.
Total Consolidated Load Factor	85.3%	0.6	pts.

1.	Regional results reflect flights operated under capacity purchase agreements

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Company Update

Second-Quarter 2014 Financial Update

	Estimated 2Q 2014	Year-Over-Year % Change Higher/(Lower)
Revenue (¢/ASM, except Cargo and Other Revenue)
Mainline Passenger Unit Revenue	12.84 - 12.97	3.5% - 4.5%
Consolidated Passenger Unit Revenue	14.11 - 14.25	~3.5%
Cargo Revenue ($M)	$220 - $240
Other Revenue ($B)	$1.10 - $1.12
Operating Expense[1] (¢/ASM)
Mainline Unit Cost Excluding Profit Sharing & Third-Party Business Expenses	13.22 - 13.38	(0.9%) - 0.3%
Consolidated Unit Cost Excluding Profit Sharing & Third-Party Business Expenses	14.14 - 14.32	(0.3%) - 1.0%
Non-Fuel Expense[1] (¢/ASM)
Mainline Unit Cost Excluding Profit Sharing, Fuel & Third-Party Business Expenses	8.68 - 8.77	(1.5%) - (0.5%)
Consolidated Unit Cost Excluding Profit Sharing, Fuel & Third-Party Business Expenses	9.28 - 9.38	Approximately flat
Third-Party Business Expenses ($M)	$215
Select Expense Measures ($M)
Aircraft Rent	$220
Depreciation and Amortization	$420
Fuel Expense
Mainline Fuel Consumption (Million Gallons)	822
Consolidated Fuel Consumption (Million Gallons)	1,004
Consolidated Fuel Price Excluding Hedges (Price per Gallon)	$3.06 - $3.11
Consolidated Fuel Price Including Cash-settled Hedges (Price per Gallon)	$3.06 - $3.11
Non-Operating Expense ($M)
Non-Operating Expense[1,2]	$140 - $160
Income Taxes
Effective Income Tax Rate	0%
Capital Expenditures ($M)
Gross Capital Expenditures incl. Purchase Deposits	$860 - $880
Debt and Capital Lease Payments ($M)	$350

1.	Excludes special items
2.	Excludes non-cash gains/losses on fuel hedges

Share Count

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual earnings per share calculation will likely be different from those set forth below.

	2Q 2014
	(Estimated)
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income	(in millions)	(in millions)	(in $ millions)
Less than or equal to $0	373	373	$—
$1 million - $43 million	373	373	—
$44 million - $72 million	373	380	1
$73 million - $330 million	373	391	3
$331 million or greater	373	396	7

Non-GAAP to GAAP Reconciliations

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (“GAAP”) and Non-GAAP financial measures, including net income/loss, net earnings/loss per share and CASM, among others. Non-GAAP financial measures are presented because they provide management and investors the ability to measure and monitor UAL’s performance on a consistent basis. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported Non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL believes that adjusting for special charges is useful to investors because they are non-recurring charges not indicative of UAL’s ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business. In addition, UAL believes that excluding non-cash (gains)/losses on fuel hedges from non-operating expense is useful because it allows investors to better understand the impact of settled hedges on a given period’s results.

	Estimated 2Q 2014
	Low	High
Mainline Unit Cost (¢/ASM)
Mainline CASM Excluding Profit Sharing	13.61	13.77
Special Charges (a)	—	—

Mainline CASM Excluding Profit Sharing & Special Charges (b)	13.61	13.77
Less: Third-Party Business Expenses	0.39	0.39

Mainline CASM Excluding Profit Sharing, Third-Party Business Expenses & Special Charges (b)	13.22	13.38
Less: Fuel Expense (c)	4.54	4.61

Mainline CASM Excluding Profit Sharing, Third-Party Business Expenses, Fuel & Special Charges (b)	8.68	8.77

	Low	High
Consolidated Unit Cost (¢/ASM)
Consolidated CASM Excluding Profit Sharing	14.48	14.66
Special Charges (a)	—	—

Consolidated CASM Excluding Profit Sharing & Special Charges (b)	14.48	14.66
Less: Third-Party Business Expenses	0.34	0.34

Consolidated CASM Excluding Profit Sharing, Third-Party Business Expenses & Special Charges (b)	14.14	14.32
Less: Fuel Expense (c)	4.86	4.94

Consolidated CASM Excluding Profit Sharing, Third-Party Business Expenses, Fuel & Special Charges (b)	9.28	9.38

	Low	High
Non-operating Expense ($M)
Non-operating expense	$101	$121
Exclude: Non-cash (gains)/losses on fuel hedges	(39)	(39)

Non-operating expense, adjusted (b)	$140	$160

(a)	Operating expense per ASM – CASM excludes special charges, the impact of certain primarily non-cash impairment, severance and other similar accounting charges. While the Company anticipates that it will record such special charges throughout the year and may record profit sharing, at this time the Company is unable to provide an estimate of these charges with reasonable certainty.
(b)	These financial measures provide management and investors the ability to measure and monitor the Company’s performance on a consistent basis.
(c)	Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the Company’s control.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements included in this investor update are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

For further questions, contact Investor Relations at (872) 825-8610 or investorrelations@united.com

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